SUB-ITEM 77M:  Mergers

Pursuant to the Securities Act of 1933, as amended, and the General Rules and Regulations thereunder, a Registration Statement on Form N-14,
SEC File No. 333-113567, was filed on
July 29, 2004.  This filing relates to an Agreement
 and Plan of Reorganization whereby
Federated Short-Term Income Fund, Class A Shares and
 Institutional Service Shares

(Surviving Funds), portfolios of Federated Income
 Securities Trust, acquired all of the assets of Limited Term Fund, Class A Shares and Class F Shares
 (Acquired Funds), portfolios of
Federated Fixed Income Securities, Inc., in exchange for shares of the Surviving Funds. Shares of the Surviving Fund were distributed on a pro rata basis to the shareholders of the Acquired
Fund in complete liquidation and termination of the Acquired Fund. As a result, effective
August 28, 2004 each shareholder of the Acquired
Fund became the owner of Surviving Fund
shares having a total net asset value equal to the total net asset value of his or her holdings in the Acquired Fund.

The Agreement and Plan of Reorganization providing for the transfer of the assets of the Acquired Fund to the Surviving Fund was approved by the Board of Directors at their Regular
Meeting held on November 13, 2003, and was also approved by Acquired Fund shareholders at a Special Meeting held on August 27, 2004.

The Agreement and Plan of Reorganization for this merger is hereby incorporated by reference from the definitive Prospectus/Proxy Statement filed with the SEC on July 29, 2004.







SUB-ITEM 77M:  Mergers

Pursuant to the Securities Act of 1933, as amended,
 and the General Rules and Regulations
thereunder, a Registration Statement on Form N-14,
 SEC File No. 333-113567, was filed on
July 29, 2004.  This filing relates to an Agreement
 and Plan of Reorganization whereby
Federated Short-Term Income Fund, Institutional
Service Shares and Class Y Shares (Surviving
Fund), a portfolio of Federated Income Securities
Trust, acquired all of the assets of Federated
Limited Duration Fund, Institutional Service
Shares and Institutional Shares (Acquired Fund), a portfolio of Federated Total Return Series, Inc., in exchange for shares of the Surviving Fund.
Shares of the Surviving Fund were distributed on a pro rata basis to the shareholders of the Acquired Fund in complete liquidation and termination of the Acquired Fund. As a result, effective July 6, 2004, each shareholder of the Acquired Fund became the owner of Surviving
Fund shares having a total net asset value equal to the total net asset value of his or her holdings in the Acquired Fund.

The Agreement and Plan of Reorganization providing for the transfer of the assets of the Acquired
Fund to the Surviving Fund was approved by the Board of Directors at their Regular Meeting held on February 12, 2004, and was also approved by Acquired Fund shareholders at a Special Meeting held on August 27, 2004.

The Agreement and Plan of Reorganization for this merger is hereby incorporated by reference from the definitive Prospectus/Proxy Statement filed with the SEC on July 29, 2004.